2011-06-23 03:30 ET - News Release

BILLINGS, MT -- (MARKET WIRE) -- 06/23/11

UnionTown Energy Inc. (OTCBB: UTOG) (PINKSHEETS: UTOG) is pleased to announce that it commenced drilling its first well on its Teton River property yesterday. Drilling operations on the Teton #1a-10 well are expected to last 3 to 5 days.

As reported by the company's operator, unusually heavy rainfall in the region had caused a delay in the start of the program, but the property had dried out sufficiently by early this week to move the drilling rig on site last Monday.

The Teton #1a-10 is one of a planned group of six wells UnionTown intends to drill at the Teton River Project. The well is being drilled vertically to a depth of 1975 feet. The drill target is the Swift Sandstone Formation.

In a previously drilled well on the Teton River Property, heavy oil was produced utilizing steam flooding. UnionTown already has an approved permit from the State of Montana in place for a planned 5-Spot operation upon completion of a successful drilling program.

"We are pleased to have commenced our drilling program on our second property as planned this quarter and shortly after promising oil shows from our first well on our New Miami property," said Darren Stevenson, UnionTown's President and CEO. "We are encouraged by this drilling opportunity as we are drilling very close to the previously producing Teton 10-3 well. Once we have the results from the first well, we will review the data with our reservoir engineers to define the further drilling and suitable production scenarios."

About UnionTown Energy Inc.

UnionTown Energy Inc. is a fully reporting, exploration-stage company that is building towards becoming an oil and gas producer. We are proudly engaged in the acquisition and exploration of oil and natural gas properties located within America's borders. For more information about our company, please visit www.UnionTownEnergy.com.

Safe Harbor

The information in this release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, actual results may differ materially. These forward-looking statements, specifically statements relating to expectations regarding the Teton River property as well as future exploration activities and the potential results of exploration activities on this property, involve risks and uncertainties that include, among others, fluctuations in natural gas and crude oil prices; the timely receipt of necessary permits and approvals; market demand for, and/or available supplies of, energy-related products and services; unanticipated project delays, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, commercial agreements, acquisitions and strategic transactions, government regulation and taxation. More information about factors that potentially could affect the Company's financial results is included in its filings with the Securities and Exchange Commission.

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Patrick Smyth
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